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Exhibit 4.2

CERTIFICATE OF TRUST
OF
TCF CAPITAL I

        THIS Certificate of Trust of TCF Capital I (the "Trust") is being duly executed and filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del.C. § 3801 et seq.) (the "Act").

        1.    Name.    The name of the statutory trust formed by this Certificate of Trust is TCF Capital I.

        2.    Delaware Trustee.    The name and business address of the trustee of the Trust in the State of Delaware are Wilmington Trust Company, Rodney Square North, 1100 North Market Square, Wilmington, Delaware 19890.

        3.    Effective Date.    This Certificate of Trust shall be effective upon filing.

        IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811 of the Act.

WILMINGTON TRUST COMPANY, not in its individual capacity but solely as trustee
By:
Name:
Title:
James S. Broucek, as Administrative Trustee
Christy A. Powers, as Administrative Trustee

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  Exhibit 4.2
CERTIFICATE OF TRUST OF TCF CAPITAL I